Ex-99.1

                  PRESS RELEASE
                                  Exhibit 99.1

                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008



FOR IMMEDIATE RELEASE                                 CONTACT:  HARVEY M. GUTMAN
                                                                  (732) 499-4327

              PATHMARK ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS


--------------------------------------------------------------------------------

Carteret, New Jersey, April 3, 2002 - Pathmark Stores, Inc. (Nasdaq: PTMK) reports results for its 13-week fourth quarter and 52-week fiscal 2001 ended February 2, 2002. The following discussion reflects the operating results of the Predecessor Company and Successor Company as presented on Table A and excludes reorganization items in fiscal 2000 and the amortization of excess reorganization value and extraordinary items in fiscal 2000 and fiscal 2001 (which are included in Table B).

Sales for the 13-week fourth quarter of fiscal 2001 were $1,002.5 million compared to $1,056.0 million in the prior year 14-week fourth quarter. Sales for the 52-week period of fiscal 2001 were $3,963.3 million compared to $3,841.9 million in the prior 53-week period. Total sales, excluding the extra week in fiscal 2000, increased 1.9% and 5.1% in the fourth quarter and fiscal 2001, respectively. Same store sales, excluding the extra week in fiscal 2000, increased 0.3% in the quarter and 2.5% in fiscal 2001.

Net earnings, as adjusted, in the fourth quarter were $11.1 million or $0.36 per diluted share versus $13.6 million or $0.45 per diluted share in the prior year fourth quarter. Interest expense was $15.5 million in the fourth quarter of fiscal 2001 compared with $18.9 million in the prior year fourth quarter. Depreciation and amortization expense was $19.6 million in the fourth quarter vs. $17.1 million in the last year period. EBITDA for the fourth quarter of fiscal 2001 was $54.6 million compared to $58.1 million in the prior year 14-week fourth quarter.

Net earnings, as adjusted, for fiscal 2001 were $26.8 million or $0.87 per diluted share versus a $20.5 million loss or $0.68 loss per diluted share in the prior fiscal year. Interest expense was $65.3 million in the 2001 fiscal year and $126.8 million in the prior fiscal year. Depreciation and amortization expense was $76.7 million in the 2001 fiscal year and $73.9 million in the prior fiscal year. EBITDA for the fiscal year was $189.2 million compared to $193.2 million in the prior 53-week fiscal year.

Jim Donald, Chairman, President and Chief Executive Officer said, "Pathmark made significant gains in 2001 despite a difficult recessionary environment in the second half of the year. We are currently seeing some improvement in the economy and expect it to continue to rebound as the year unfolds. 2001 marked our fifth consecutive year of positive same store sales performance. While our marketplace remains competitive, we are well positioned for the future."

During fiscal 2001, we opened five new stores, closed two stores, completed 34 major renovations and made a number of important technology enhancements. Total capital expenditures for fiscal 2001, including capital leases and technology investments, were $130.5 million, of which $116.5 million was cash. For fiscal 2002, we expect to open 6 new stores, renovate 19 stores, and make additional technology investments resulting in capital expenditures, including capital leases, of approximately $135 million, of which we expect $110 million to be cash. Two of the six new stores will replace existing units.

For the first quarter, we anticipate flat same store sales, diluted EPS of $0.13 to $0.17 and EBITDA of $43 million to $47 million. For fiscal 2002, we now anticipate a same store sales increase ranging from 1 1/2% to 2%, EBITDA of $203 million to $208 million and diluted EPS of $1.00 to $1.05.

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, earnings estimates, EBITDA margin, sales and capital expenditures and are indicated by words or phrases such as "expects", "continues", "anticipates", "plans", and similar words and phrases. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management's assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company does not undertake to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company's operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company's reports and filings available from the Securities and Exchange Commission.

Pathmark Stores, Inc. is a regional supermarket currently operating 142 supermarkets primarily in the New York-New Jersey and Philadelphia metropolitan areas. Pathmark will conduct a conference call at 2:00 p.m. Eastern Standard Time (EST) today. The call may be accessed via a simultaneous webcast by visiting www.vcall.com. A replay of the call will be available for 48 hours after the completion of the call at 1-888-258-7854 Pass Code 20780. Calls are listed in alphabetical order by company name.

                                (Tables Attached)
                                      # # #

                                     Table A
                              Pathmark Stores, Inc.
               Combined Predecessor Company and Successor Company
                      (in millions, except per share data)
             Consolidated Statements of Operations, As Adjusted (a)

                                                                        13 Weeks     14 Weeks       52 Weeks     53 Weeks
                                                                          Ended        Ended          Ended       Ended
                                                                       February 2,  February 3,    February 2, February 3,
                                                                          2002         2001           2002         2001
                                                                      ------------ ------------   ------------ -----------
Sales................................................................. $  1,002.5   $  1,056.0    $  3,963.3   $  3,841.9
Cost of sales.........................................................     (719.2)      (757.6)     (2,855.6)    (2,761.1)
                                                                       ----------   ----------    ----------   ----------
Gross profit..........................................................      283.3        298.4       1,107.7      1,080.8
Selling, general and administrative expenses (b)......................     (229.2)      (239.8)       (920.4)      (889.0)
Depreciation and amortization.........................................      (19.6)       (17.1)        (76.7)       (73.9)
                                                                       ----------   ----------    ----------   ----------
Operating earnings, as adjusted.......................................       34.5         41.5         110.6        117.9
Interest expense, net.................................................      (15.5)       (18.9)        (65.3)      (126.8)
                                                                       ----------   ----------    ----------   ----------
Earnings (loss) before income taxes, as adjusted......................       19.0         22.6          45.3         (8.9)
Income tax provision, as adjusted (c).................................       (7.9)        (9.0)        (18.5)       (11.6)
                                                                       ----------   ----------    ----------   ----------
Net earnings (loss), as adjusted...................................... $     11.1   $     13.6    $     26.8   $    (20.5)
                                                                       ==========   ==========    ==========   ==========
Weighted average shares outstanding - basic (d).......................       30.0         30.0          30.0         30.0
                                                                       ==========   ==========    ==========   ==========
Weighted average shares outstanding - diluted (d).....................       31.2         30.4          30.7         30.0
                                                                       ==========   ==========    ==========   ==========
Net earnings (loss) per share - basic, as adjusted (d)................ $     0.37   $     0.45    $     0.89   $    (0.68)
                                                                       ==========   ==========    ==========   ==========
Net earnings (loss) per share - diluted, as adjusted (d).............. $     0.36   $     0.45    $     0.87   $    (0.68)
                                                                       ==========   ==========    ==========   ==========


                     Supplemental Operating Results Data (a)

                                                                        13 Weeks     14 Weeks       52 Weeks     53 Weeks
                                                                          Ended        Ended          Ended       Ended
                                                                       February 2,  February 3,    February 2, February 3,
                                                                          2002         2001           2002         2001
                                                                      ------------ ------------   ------------ -----------
EBITDA (e)............................................................ $     54.6   $     58.1    $    189.2   $    193.2
                                                                       ==========   ==========    ==========   ==========
EBITDA (% of sales)...................................................        5.4%         5.5%          4.8%         5.0%
                                                                       ==========   ==========    ==========   ==========
Cash interest expense, net............................................ $     14.9   $     18.6    $     63.0   $     69.6
                                                                       ==========   ==========    ==========   ==========
Cash capital expenditures, including technology investments........... $     36.5   $     17.8    $    116.5   $     47.7
                                                                       ==========   ==========    ==========   ==========
Total capital expenditures, including technology investments.......... $     47.0   $     17.8    $    130.5   $     66.8
                                                                       ==========   ==========    ==========   ==========

--------------------------------------------------------------------------------
Note: As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the Plan of Reorganization on September 19, 2000, the results of operations and financial position of the Predecessor Company and Successor Company are not comparable. Table A presents the consolidated statements of operations as adjusted to exclude reorganization items in fiscal 2000 as well as the amortization of excess reorganization value and extraordinary items in fiscal 2000 and fiscal 2001.

                                     Table B
                              Pathmark Stores, Inc.
                    Consolidated Statements of Operations (a)
                      (in millions, except per share data)

                                                                                                            Predecessor
                                                                        Successor Company                      Company
                                                       --------------------------------------------------   ------------
                                                         13 Weeks     52 Weeks     14 Weeks    20 Weeks       33 Weeks
                                                           Ended        Ended       Ended        Ended          Ended
                                                        February 2,  February 2, February 3,  February 3,     September
                                                           2002         2002         2001        2001         16, 2000
                                                       ------------ -----------  ----------- ------------   ------------
Sales................................................  $  1,002.5   $  3,963.3   $  1,056.0   $  1,493.7    $  2,348.2
Cost of sales........................................      (719.2)    (2,855.6)      (757.6)    (1,072.6)     (1,688.5)
                                                       ----------   ----------   ----------   ----------    ----------
Gross profit.........................................       283.3      1,107.7        298.4        421.1         659.7
Selling, general and administrative expenses (b).....      (229.2)      (920.4)      (239.8)      (339.3)       (549.7)
Depreciation and amortization........................       (19.6)       (76.7)       (17.1)       (25.9)        (48.0)
Reorganization income (expense) (f)..................          --           --          7.4          7.4          (0.9)
Amortization of excess reorganization value (g)......       (66.4)      (265.5)       (66.3)       (98.4)           --
                                                       ----------   ----------   ----------   ----------    ----------
Operating earnings (loss)............................       (31.9)      (154.9)       (17.4)       (35.1)         61.1
Interest expense, net................................       (15.5)       (65.3)       (18.9)       (27.7)        (99.1)
                                                       ----------   ----------   ----------   ----------    ----------
Loss before income taxes and extraordinary items.....       (47.4)      (220.2)       (36.3)       (62.8)        (38.0)
Income tax provision (c).............................        (7.9)       (18.5)       (12.2)       (14.7)         (0.1)
                                                       ----------   ----------   ----------   ----------    ----------
Loss before extraordinary items......................       (55.3)      (238.7)       (48.5)       (77.5)        (38.1)
Extraordinary items, net of tax (h)..................        (3.3)        (3.3)          --           --         313.7
                                                       ----------   ----------   ----------   ----------    ----------
Net earnings (loss)..................................       (58.6)      (242.0)       (48.5)       (77.5)        275.6
Less: noncash preferred stock accretion
   and dividend requirements                                   --           --           --           --         (14.5)
                                                       ----------   ----------   ----------   ----------    ----------
Net earnings (loss) attributable to common stock.....  $    (58.6)  $   (242.0)  $    (48.5)  $    (77.5)   $    261.1
                                                       ==========   ==========   ==========   ==========    ==========
Weighted average shares outstanding -
   basic and diluted (d)                                     30.0         30.0         30.0         30.0
                                                       ==========   ==========   ==========   ==========
Net loss per share - basic and diluted (d)
   Loss before extraordinary items...................  $    (1.84)  $    (7.96)  $    (1.62)  $    (2.58)
   Extraordinary items, net of tax...................       (0.11)       (0.11)          --           --
                                                       ----------   ----------   ----------   ----------
   Net loss..........................................  $    (1.95)  $    (8.07)  $    (1.62)  $    (2.58)
                                                       ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

Note: As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the Plan of Reorganization on September 19, 2000, the results of operations of the Predecessor Company and Successor Company are not comparable.

                                     Table C
                              Pathmark Stores, Inc.
                               Financial Position
                                  (in millions)

                                 Balance Sheets

                                                      February        February
                                                       2, 2002         3, 2001
                                                     -----------     -----------

ASSETS

Current Assets

   Cash and cash equivalents........................  $     24.6     $     84.6
   Accounts receivable, net.........................        21.9           18.5
   Merchandise inventories..........................       185.7          176.3
   Due from suppliers...............................        69.2           58.4
   Other current assets.............................        41.5           28.9
                                                      ----------     ----------
     Total current assets...........................       342.9          366.7
Property and equipment, net.........................       572.4          532.1
Excess reorganization value, net....................       434.0          699.5
Other noncurrent assets.............................       146.2          127.1
                                                      ----------     ----------
Total assets........................................  $  1,495.5     $  1,725.4
                                                      ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable.................................  $     94.2     $     79.5
   Current maturities of long-term debt.............         7.9           11.2
   Current portion of lease obligations.............        18.0           18.3
   Accrued expenses and other current liabilities...       154.1          159.8
                                                      ----------     ----------
     Total current liabilities......................       274.2          268.8
Long-term debt......................................       440.6          441.1
Long-term lease obligations.........................       173.1          177.2
Deferred income taxes...............................        92.8           74.9
Other noncurrent liabilities........................       170.4          174.4
Stockholders' equity................................       344.4          589.0
                                                      ----------     ----------
Total liabilities and stockholders' equity..........  $  1,495.5     $  1,725.4
                                                      ==========     ==========


                                 Capitalization

                                                       February        February
                                                        2, 2002         3, 2001
                                                      -----------     ----------
Total debt and capital lease obligations..............$    639.6     $    647.8
Stockholders' equity..................................     344.4          589.0
                                                      ----------     ----------
Total capitalization..................................$    984.0     $  1,236.8
                                                      ==========     ==========

                              Pathmark Stores, Inc.
                 Notes to Consolidated Statements of Operations

(a) Pathmark completed its plan of reorganization (the "Plan of Reorganization") and formally exited Chapter 11 on September 19, 2000 (the "Effective Date"). As a result, Pathmark adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity had been deemed created for financial reporting purposes. The periods presented prior to the Effective Date have been designated "Predecessor Company" and the periods subsequent to the Effective Date have been designated "Successor Company" with September 16, 2000, the Saturday nearest the Effective Date, utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the Plan of Reorganization, the results of operations and financial position of the Predecessor Company and Successor Company are not comparable.

      Table A presents supplemental information, including the combined operating results of the Predecessor Company and Successor Company, as adjusted to exclude reorganization items in fiscal 2000 as well as the amortization of excess reorganization value and extraordinary items in fiscal 2000 and fiscal 2001 (the "Excluded Items"). The results of operations for the Predecessor Company and Successor Company are presented in Table B.

(b) Selling, general and administrative expenses are net of a gain on the sale of certain real estate of $1.8 million in the 33 weeks ended September 16, 2000.

(c) Table A: The income tax provision for the 13 weeks and the 52 weeks ended February 2, 2002 is based on an effective income tax rate of 41.6% and 40.8%, respectively, excluding the nondeductible amortization of excess reorganization value. The income tax provision for the 14 weeks ended February 3, 2001 is based on an effective income tax rate of 39.8%, excluding the nondeductible amortization of excess reorganization value. The income tax provision for the 53 weeks ended February 3, 2001 represents the combined tax provisions of the Predecessor Company and Successor Company, as adjusted for the tax effect of the Excluded Items.

      Table B: The Company recorded a valuation allowance related to the income tax benefit for the 33 weeks ended September 16, 2000; therefore, no income tax benefit has been recognized for such period. The income tax provision for the 14 weeks and 20 weeks ended February 3, 2001 is based on an effective income tax rate of 40.7% and 41.3%, respectively, excluding the nondeductible amortization of excess reorganization value.

(d) Table A: The weighted average shares outstanding for net earnings (loss) per share - basic for the 13 weeks and the 52 weeks ended February 2, 2002 and for the 14 weeks and the 53 weeks ended February 3, 2001 were 30.0 million shares. The weighted average shares outstanding for net earnings
      (loss) per share - diluted for the 13 weeks and the 52 weeks ended February 2, 2002 were 31.2 million shares and 30.7 million shares, respectively, and for the 14 weeks and the 53 weeks ended February 3, 2001 were 30.4 million shares and 30.0 million shares, respectively, and includes the dilutive effective of stock options, warrants and restricted common stock.

                              Pathmark Stores, Inc.
                 Notes to Consolidated Statements of Operations

      Table B: The weighted average shares outstanding for net loss per share - basic and diluted of the Successor Company for all periods presented were
      30.0 million shares. All stock options, warrants and restricted stock were excluded from the computation of the Company's net loss per share - diluted because their effect would have been anti-dilutive. Net earnings per share is not presented for the Predecessor Company due to the significant change in the Company's capital structure.

(e) EBITDA represents earnings from operations before interest, income taxes, depreciation, amortization, reorganization items, the gain on sale of real estate and the LIFO charge (credit). While EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt, it should not be construed as an alternative to, or a better indicator of, operating earnings or of cash flows from operating activities, as determined in accordance with generally accepted accounting principles. Our measurement of EBITDA, as presented below (dollars in millions), may not be comparable to similarly titled measures reported by other companies:

                                                            13 Weeks       14 Weeks       52 Weeks      53 Weeks
                                                             Ended           Ended          Ended        Ended
                                                            February       February       February      February
                                                             2, 2002        3, 2001        2, 2002       3, 2001
                                                            ---------     ----------     ----------     ---------

      Net loss before extraordinary items.................  $   (55.3)    $   (48.5)     $  (238.7)     $  (115.6)
      Proforma adjustments:
        Amortization of excess reorganization value.......       66.4          66.3          265.5           98.4
        Reorganization items, net of tax..................          --         (4.2)             --          (3.3)
                                                            ---------     ---------      ---------      ---------
      Net earnings (loss), as adjusted....................       11.1          13.6           26.8          (20.5)
      Adjustments to calculate EBITDA:
        LIFO charge (credit)..............................        0.5          (0.5)           1.9            1.0
        Depreciation and amortization.....................       19.6          17.1           76.7           76.1 (1)
        Interest expense, net.............................       15.5          18.9           65.3          126.8
        Gain on sale of real estate.......................         --            --             --           (1.8)
        Income tax provision, as adjusted.................        7.9           9.0           18.5           11.6
                                                            ---------     ---------      ---------      ---------
      EBITDA..............................................  $    54.6     $    58.1      $   189.2      $   193.2
                                                            =========     =========      =========      =========

      (1) Includes amortization of video tapes of $2.2 million; in fiscal 2000, the Company discontinued its video tape rental business.

(f) Reorganization income of $7.4 million for the 14 weeks and 20 weeks ended February 3, 2001 was comprised of a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. Reorganization expense of $0.9 million for the 33 weeks ended September 16, 2000 was comprised of $19.1 million of fees directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases.

(g) Excess reorganization value of $798.0 million, resulting from Fresh-Start Reporting, is being amortized over three years. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", the Company's excess reorganization value will no longer be amortized subsequent to fiscal 2001 but rather will be evaluated for impairment.

(h) In fiscal 2001, the extraordinary item of $3.3 million, net of a tax provision of $2.3 million, represents the early extinguishments related to the pay down of the term loan from certain of the proceeds of the $200 million senior subordinated note issued on January 29, 2002.

                              Pathmark Stores, Inc.
                 Notes to Consolidated Statements of Operations

      The extraordinary items of $313.7 million, net of a tax provision of $46.6 million, for the 33 weeks ended September 16, 2000 are comprised of income from the cancellation of debt related to the exchange of bond indebtedness and accrued interest for common stock and warrants; such income is reduced by the write-off of deferred financing costs related to the former bank credit facility and bond indebtedness subject to exchange. Since the realization of such income occurred under the Bankruptcy Code, the Company did not recognize income from the cancellation of debt for tax purposes, but has elected to reduce, at the beginning of fiscal 2001, the basis of its depreciable property and, with the remaining income from the cancellation of debt, to reduce its net operating loss tax carryforwards. The tax provision related to the extraordinary item is based on the deferred tax impact of the tax attribute reductions, net of the valuation allowance reversal related to certain deferred tax assets.